Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS FOURTH QUARTER AND FISCAL 2009 FINANCIAL RESULTS

New York, NY, September 25, 2009 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for the fourth quarter and fiscal year ended June 30, 2009.

Comtex reported revenue of $6.4 million for the year ended June 30, 2009, compared to $7.0 million in revenue reported for the fiscal year ended June 30, 2008. The revenue for fiscal 2008 included the realization of approximately $181,000 of previously unrecognized revenue in the form of a one-time payment.  For the fourth quarter of fiscal 2009, the Company’s revenue was approximately $1.6 million compared with $1.64 million for the fourth quarter of fiscal 2008.  The decreases in annual and quarterly revenues were primarily due to current economic conditions and mergers/consolidations within Comtex’s customer base.

For fiscal 2009, Comtex had operating income of $87,000 and net income of $92,000, compared to operating income of $748,000 and net income of $713,000 in the previous fiscal year.  The decrease in net income primarily resulted from reductions in revenues, as discussed above.  Comtex reported fiscal 2009 fourth quarter operating income of $63,000 and net income of $53,000, or $0.00 per share, versus a fourth quarter operating loss of $49,000 and a net loss of $41,000, $0.00 per share, for the fourth quarter of the previous fiscal year.

For fiscal 2009, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, decreased to $241,000 from $835,000 for the previous fiscal year.  For the fourth quarter of fiscal 2009, the Company had EBITDA of $94,000 versus negative EBITDA of $23,000 for the fourth quarter of fiscal 2008.  The decline in annual EBITDA is primarily the result of the decreased revenues for the year ended June 30, 2009, and the increase in quarterly EBITDA resulted from an improvement in net income for the fourth quarter of fiscal 2009.

“We’re pleased that Comtex has remained profitable for fiscal 2009 and continues to provide its customers with unique and relevant high-value information, plus the highest level of comprehensive, responsive client services,” stated Chip Brian, President and CEO of Comtex.  “Despite the persistent challenges of pricing erosion in the information markets, we have kept costs under tight control, while continuing to introduce innovative, new products and upgrade technology platforms.”

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Comtex Announces Fiscal 2009 Financial Results	Page 2
September 25, 2009

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex now also provides several SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLE FOLLOWS

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Comtex Announces Fiscal 2009 Financial Results	Page 3
September 25, 2009

Comtex News Network, Inc. Selected Financial Data (amounts in thousands, except per share amounts)

	Years Ended		QuartersEnded
	June 30		June 30
	(audited)		(unaudited)
	2009	2008	2009	2008
Revenues	$6,402	$7,070	$1,593	$1,645
Operating Income	87	748	63	(49)
Net Income (Loss)	$92	$713	$53	$(41)
Net Income (Loss) Per Share,
Basic and Diluted	$0.01	$0.05	$0.00	$0.00
Weighted Avg. # Shares,
Basic	15,583	15,294	15,446	15,294
Diluted	15,601	15,490	15,446	15,294

Reconciliation to EBITDA:
Net Income (Loss)	$92	$713	$53	$(41)
Stock-based compensation	35	3	-	-
Depreciation & Amortization	119	84	31	25
Interest/Other Expense	(17)	30	12	(7)
Income Taxes	12	5	(2)	-
EBITDA	$241	$835	$94	$(23)

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

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